Exhibit 99.3

Request for Waiver Form
Entertainment Properties Trust Dividend Reinvestment and Direct Share Purchase Plan
This form is to be used only by Participants in the Entertainment Properties Trust (“Entertainment Properties”) Dividend Reinvestment and Direct Share Purchase Plan (the “Plan”) who are requesting authorization from Entertainment Properties to make an optional cash investment under the Plan in excess of the $10,000 monthly maximum. In submitting this Request for Waiver, the Participant is representing to Entertainment Properties that the Participant has received and read the Prospectus covering the Plan and understands the terms and conditions of the Plan as set forth in the Prospectus.
A new form must be completed each month the Participant wishes to make a cash investment in excess of the $10,000 monthly maximum limit. This form will not be accepted by Entertainment Properties unless it is completed in its entirety.
This form should be completed and returned (via facsimile) to Entertainment Properties, Attention: DSPP Waiver Request, fax number (816) 472-5794, by 5:00 pm, Eastern time on the day that is three (3) business days prior to the first day of the pricing period to which it relates. For information regarding pricing period, the discount (if any) and threshold price (if any) that may be applicable to optional cash investments made pursuant to an approved Request for Waiver, please call (816) 221-4105.
To be Completed by Participant
Monthly Terms (set by Entertainment Properties on a pre-recorded information line—see above)

Applicable Waiver Discount %	Pricing Period beginning date

$

Threshold Price	Pricing Period (number of separate days)

Extension Feature Activated/up to # of days? (max 5)	Continuous Settlement Feature Activated?

Participant Information

Today’s Date	Name as appears on share certificate, or beneficial owner (if applicable)

$
Optional Cash Investment Requested

Contact Name	Participant’s Signature

Contact Phone Number Fax Number	Participant’s Social Security or Tax ID Number

Contact Email Address	Participant’s Address

DTC Number	City State Zip Code

To be Completed by Participant (continued)
Participant Financial Institution Information
In the event that the threshold price is not satisfied or there are no trades reported for a day in the Pricing Period, the following information will be used to return the applicable portion of your Optional Cash Investment as soon as practical after the Pricing Period.

Name of Financial Institution	Bank ABA / Routing Number

Bank Account Name	Bank Account Number
Participant Instruction—Disposition of shares (circle 1)

1. Hold all shares in plan account	2. Issue certificate for full shares	3. DWAC full shares to DTC#
($100 fee for DWAC)

To Be Completed By Entertainment Properties

$

Optional Cash Investment Accepted	Approving Signature

Date	Name Title

Administrator Wire Instructions

Financial Institution:	Harris Trust and Savings
Bank ABA #:	071-000-288
Bank Account Name:	DRP Pulls Account
Bank Account Number:	226-527-0
Reference:	Waiver funds for Entertainment Properties Trust, ATTN: Investment Services